CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Spindle, Inc. 2012 Stock Incentive Plan and 2014 Consultant’s Compensation Plan of our audit report dated March 31, 2014, with respect to the consolidated financial statements of Spindle, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 31, 2014.

/s/ L.L. Bradford & Company

L.L. Bradford & Company

June 5, 2014

Las Vegas, Nevada

702-735-5030 ● 8880 West Sunset Road, Third Floor, Las Vegas NV 89148 ● www.llbradford.com